CONTACT:
Michael W. Kaplan
Chief Financial Officer
(714) 414-4003

PACIFIC SUNWEAR ANNOUNCES DECEMBER COMPARABLE STORE SALES INCREASED 9%;
RAISES FOURTH QUARTER FINANCIAL OUTLOOK

ANAHEIM, Calif., January 8, 2015 --- Pacific Sunwear of California, Inc. (NASDAQ: PSUN) (the “Company”), announced today that its comparable store net sales during the month of December increased 9% compared to the same period a year ago.

“We have had an excellent Holiday season with strong sales performance in both men's and women's and an estimated 400-500 basis point improvement in gross margins,” said Gary H. Schoenfeld, President and Chief Executive Officer. “With what will be our 12th consecutive quarter of positive comparable store net sales, customers are embracing the new PacSun and our elevated brands and merchandising assortments.”

Based on December results, the Company has updated its financial outlook for the fourth quarter of fiscal 2014 and now expects comparable store net sales of approximately 6% and non-GAAP loss from continuing operations per diluted share to be in the range of $(0.12) to $(0.11), compared to its previous guidance range of $(0.17) to $(0.12). The Company reported a non-GAAP loss from continuing operations per diluted share of $(0.17) for the fourth quarter of fiscal 2013.

About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of January 8, 2015, the Company operates 617 stores in all 50 states and Puerto Rico. PacSun's website address is www.pacsun.com.

Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements made in the second and third paragraphs above. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company's business and results include, among others, the following factors: increased sourcing and product costs; adverse changes in U.S. and world economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; adverse changes in same-store sales; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; currency fluctuations; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion risk; lower than expected sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company's filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

About non-GAAP Financial Measures
The accompanying press release dated January 8, 2015, contains a non-GAAP financial measure. This non-GAAP financial measure includes a forward-looking estimate of the Company’s non-GAAP loss from continuing operations per diluted share for the fourth quarter of fiscal 2014. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measure. The Company believes that this non-GAAP financial measure provides meaningful supplemental information regarding the Company's operating results primarily because it exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company's historical results and in providing estimates of future performance and that failure to report non-GAAP measures, could result in confusion among analysts and others and create a misplaced perception that the Company's results have underperformed or exceeded expectations.